Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A of Fidelity Securities Fund: Fidelity Advisor Aggressive Growth Fund, of our reports dated January 17, 2006 on the financial statements and financial highlights included in the November 30, 2005 Annual Reports to Shareholders of Fidelity Advisor Aggressive Growth Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January, 25, 2006